                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            THERMOTREX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            THERMOTREX CORPORATION
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement,)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

         -----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

THERMOTREX CORPORATION

10455 Pacific Center Court, San Diego, CA 92121




                                                                January 21, 1998

Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of ThermoTrex Corporation. I respectfully request all Stockholders to attend this meeting, if possible.

     Our Annual Report for the fiscal year ended September 27, 1997, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,






                                          GARY S. WEINSTEIN
                                          Chairman and Chief Executive Officer

THERMOTREX CORPORATION

10455 Pacific Center Court, San Diego, CA 92121

                                                                January 21, 1998

To the Holders of the Common Stock of
     THERMOTREX CORPORATION


                            NOTICE OF ANNUAL MEETING


     The 1998 Annual Meeting of the Stockholders of ThermoTrex Corporation (the "Corporation") will be held on Thursday, March 5, 1998, at 10:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154. The purpose of the meeting is to consider and take action upon the following matters:

     1. Election of seven directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is January 14, 1998.

     The by-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                                      SANDRA L. LAMBERT
                                                          Secretary

                                 PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of ThermoTrex Corporation (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Thursday, March 5, 1998, at 10:00 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 10455 Pacific Center Court, San Diego, CA 92121. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about January 23, 1998.

                                VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.01 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 14, 1998, consisted of 19,366,381 shares of Common Stock. Only Stockholders of record at the close of business on January 14, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                --PROPOSAL 1--


                              ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

Nominees for Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for the biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

-------------------------------------------------------------------------------
Morton Collins          Mr. Collins, 62, has been a director of the Corporation
                        since 1991. Mr. Collins has been a general partner of
                        DSV Partners III, a venture capital limited partnership,
                        since 1981 and a general partner of DSV Management, Ltd.
                        since 1982. Since 1985, DSV Management, Ltd. has been a
                        general partner of DSV Partners IV, a venture capital
                        limited partnership. Mr. Collins is also a director of
                        Kopin Corporation, The Liposome Company and Thermedics
                        Detection Inc.
-------------------------------------------------------------------------------
Peter O. Crisp          Mr. Crisp, 65, has been a director of the Corporation
                        since 1991. Mr. Crisp was a general partner of Venrock
                        Associates, a venture capital investment firm, for over five years until his retirement in September 1997. Mr.
                        Crisp is also a director of American Superconductor
                        Corporation, Evans & Sutherland Computer Corporation,
                        Thermedics Inc., Thermo Electron, Thermo Power
                        Corporation and United States Trust Corporation.

--------------------------------------------------------------------------------
Paul F. Ferrari         Mr. Ferrari, 67, has been a director of the Corporation
                        since 1990. Since 1991 he has been a consultant to
                        various companies including Thermo Electron and its
                        subsidiaries. Mr. Ferrari was a vice president of Thermo
                        Electron from 1988 until his retirement at the end of
                        1990; its secretary from 1981 to 1990; and its treasurer
                        from 1967 to 1988. Mr. Ferrari is also a director of
                        General Scanning Inc. and Thermedics Inc.
--------------------------------------------------------------------------------
George N. Hatsopoulos   Dr. Hatsopoulos, 71, has been a director of the
                        Corporation since 1988. Dr. Hatsopoulos has been the
                        chairman of the board and chief executive officer of
                        Thermo Electron since 1956 and its president from 1956
                        until January 1997. Dr. Hatsopoulos is also a director
                        of Photoelectron Corporation, Thermedics Inc., Thermo
                        Ecotek Corporation, Thermo Electron, Thermo Fibertek
                        Inc., Thermo Instrument Systems Inc., Thermo Optek
                        Corporation and ThermoQuest Corporation. Dr. Hatsopoulos
                        is the brother of Mr. John N. Hatsopoulos, senior vice
                        president and chief financial officer of the
                        Corporation.
--------------------------------------------------------------------------------
Robert C. Howard        Mr. Howard, 67, has been a director of the Corporation
                        since 1988 and was chairman of the board from 1988 to
                        February 1996. Mr. Howard was an executive vice
                        president of Thermo Electron from 1986 until his
                        retirement in January 1997. Mr. Howard currently serves
                        as a consultant to Thermo Electron.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Gary S. Weinstein       Mr. Weinstein, 40, has been chairman of the board, chief
                        executive officer and a director of the Corporation, as
                        well as a vice president of Thermo Electron, since
                        February 1996. Mr. Weinstein was a managing director of
                        Lehman Brothers Inc. from 1992 until February 1996,
                        serving from March 1995 until leaving the firm as
                        managing director and head of global syndicate and
                        equity capital markets. Mr. Weinstein joined Lehman
                        Brothers in 1988 and served in various positions,
                        including head of equities in Europe, head of equity new
                        issues in North and South America and head of global
                        convertible securities. Mr. Weinstein is also a director
                        of ThermoLase Corporation and Trex Medical Corporation.
--------------------------------------------------------------------------------
Nicholas T. Zervas      Dr. Zervas, 68, has been a director of the Corporation
                        since 1992. Dr. Zervas has been Chief of Neurological
                        Service at Massachusetts General Hospital since 1977.
                        Dr. Zervas is also a director of Thermedics Inc., Thermo
                        Cardiosystems Inc. and ThermoLase Corporation.
--------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Collins (Chairman), Mr. Crisp and Mr. Ferrari. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Crisp (Chairman), Mr. Collins and Dr. Zervas. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met five times, the audit committee met twice and the human resources committee met three times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997.

Compensation of Directors

     Cash Compensation

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of outside directors' fees is made quarterly. Dr. G. Hatsopoulos and Mr. Weinstein are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

     Deferred Compensation Plan for Directors

     Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 22,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of November 28, 1997, deferred units equal to 5,110.81 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     Directors Stock Option Plan

     The Corporation's directors stock option plan (the "Directors Plan"), provides for the grant of stock options to purchase shares of the common stock of the Corporation and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside Directors are automatically granted options to purchase 1,000 shares of Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

     Prior to January 1, 1996, the Directors Plan provided for the grant of stock options upon a director's initial appointment. Outside directors appointed before the amendment of the Plan received an option to purchase 21,600 shares of Common Stock upon their initial appointment or election. Options granted prior to 1996 are currently exercisable, subject to restrictions upon transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or another Thermo Electron company. Such repurchase rights lapse ratably over a five-year period, commencing with the first anniversary of the grant date. These options expire on the seventh anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date. The grant of options upon a director's appointment was discontinued on December 31, 1995.

     Outside directors also receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or another Thermo Electron company prior to the first anniversary of the grant date.

     In addition, under the Directors Plan, outside directors are automatically granted options to purchase 1,500 shares of common stock of each majority-owned subsidiary that is "spun out" to outside investors. The grant occurs at the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the options will become exercisable 90 days after the effective date and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or another Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, the outside directors each will be granted options to purchase 1,500 shares of the common stock of Trex Communications Corporation on the date of the 1998 Annual Meeting of the Stockholders, as a consequence of the spinout of this subsidiary in September 1997.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price paid per share by third parties in an arms-length transaction prior to the option grant. As of November 28, 1997, options to purchase 115,650 shares of Common Stock had been granted and were outstanding under the Directors Plan, no options had lapsed, options to purchase 10,290 shares of Common Stock had been exercised, and options to purchase 109,350 shares of Common Stock were reserved and available for grant.

Stock Ownership Policies for Directors

     During fiscal 1996, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of the Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

     In addition, the Committee adopted a policy requiring directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, and ThermoLase Corporation ("ThermoLase"), Trex Medical Corporation ("Trex Medical") and Trex Communications Corporation ("Trex Communications"), each a majority-owned subsidiary of the Corporation, as of November 28, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director,
(iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.


                                        ThermoTrex       Thermo Electron        ThermoLase      Trex Medical     Trex Communications

              Name (1)               Corporation (2)     Corporation (3)      Corporation (4)  Corporation (5)    Corporation (6)
------------------------------------------------------------------------------------------------------------------------------------

Thermo Electron Corporation (7)           10,554,969                N/A                 N/A               N/A                N/A
Morton Collins                                25,898                  0              13,504             1,500                  0
Peter O. Crisp                                44,463            100,478              67,343            13,845                  0
Paul F. Ferrari                               29,400             19,229              24,658             3,075                  0
George N. Hatsopoulos                         48,476          3,651,571              31,125            41,188                  0
Robert C. Howard                              36,554            156,779              70,181            43,174                  0
Hal Kirshner (8)                              93,321            118,823              62,086           285,000                  0
Anthony Pellegrino                           747,021             70,875             408,582           147,513                  0
Brett A. Spivey                               49,932             12,878              25,600             1,378                  0
Kenneth Y. Tang                               79,516             16,000             354,318            48,706             37,500
David A. Teitel                               30,000             10,112               5,000             5,000                  0
Gary S. Weinstein                            110,000            201,211             198,044           315,000              6,250
Nicholas T. Zervas                            29,541                  0              87,243             5,000              5,000
All directors and current executive
     officers as a group (12 persons)        561,413          5,080,805           1,039,131           811,471             48,750

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron, ThermoLase, Trex Medical and Trex Communications beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by each director and executive officer and by all directors and executive officers as a group exclude 10,554,969 shares beneficially owned by Thermo Electron. Shares of the Common Stock beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. G. Hatsopoulos, Mr. Howard, Mr. Kirshner, Mr. Pellegrino, Dr. Spivey, Dr. Tang, Mr. Teitel, Mr. Weinstein, Dr. Zervas and all directors and current executive officers as a group include 18,710, 28,800, 28,650, 36,600, 32,320, 73,000, 134,500, 46,969, 63,318, 30,000,
        100,000, 27,200 and 469,998 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Collins, Mr. Crisp, Dr. Zervas and all directors and current executive officers as a group include 549, 2,219, 2,341, and 5,109 full shares, respectively, that had been allocated through November 28, 1997, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Ferrari include 750 shares held in a trust of which Mr. Ferrari is the trustee. Shares beneficially owned by Dr. G. Hatsopoulos include 160 shares held by Dr. G. Hatsopoulos' spouse. Shares beneficially owned by Mr. Pellegrino include 10,408 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of Mr. Pellegrino's minor child. Shares beneficially owned by Dr. Tang include 2,025 shares held by Dr. Tang's daughter. As of November 28, 1997, no director or executive officer beneficially owned more than 1.0% of the Common Stock outstanding as of November 28, 1997, other than Mr. Pellegrino, who beneficially owned approximately 3.9% of the Common Stock; all directors and current executive officers as a group beneficially owned 2.9% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. G. Hatsopoulos, Mr. Howard, Mr. Kirshner, Mr. Pellegrino, Dr. Spivey, Dr. Tang, Mr. Teitel, Mr. Weinstein and all directors and current executive officers as a group include 10,375, 1,649,500, 47,361, 116,325, 70,875, 337, 10,350, 10,000, 200,175 and 2,704,658 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos and all directors and current executive officers as a group include 2,266 and 5,728 full shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets were, as of November 28, 1997, executive officers of Thermo Electron. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 45,459 full shares, allocated through November 28, 1997, to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include 2,678 shares held in a trust of which Mr. Ferrari is the trustee and 11,062 shares held in a trust for the benefit of Mr. Ferrari's spouse. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by Dr. G. Hatsopoulos' spouse, 168,750 shares held by a QTIP Trust for Dr. G. Hatsopoulos' spouse, 39,937 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is trustee, and 153 shares allocated to the account of Dr. G. Hatsopoulos' spouse maintained pursuant to Thermo Electron's employee stock ownership plan. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of November 28, 1997 through the exercise of stock options. As of November 28, 1997, no director or executive officer beneficially owned more than 1% of the outstanding Thermo Electron common stock, other than Dr. G. Hatsopoulos, who beneficially owned 2.3% of such common stock; all directors and current executive officers as a group beneficially owned approximately 3.2% of the Thermo Electron common stock outstanding as of November 28, 1997.

(4) Shares of the common stock of ThermoLase beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. G. Hatsopoulos, Mr. Kirshner, Mr. Pellegrino, Dr. Spivey, Dr. Tang, Mr. Teitel, Mr. Weinstein, Dr. Zervas and all directors and current executive officers as a group include 13,504, 22,508, 22,508, 28,800, 36,400, 72,000, 25,600, 304,000, 5,000,
        130,000, 67,068 and 746,188 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group include 1,019 full shares, allocated through November 28, 1997, to Dr. Zervas's account maintained pursuant to ThermoLase's deferred compensation plan for directors. Shares beneficially owned by Mr. Crisp include 9,900 shares owned by Mr. Crisp's spouse, as to which shares Mr. Crisp disclaims beneficial ownership.

        Shares beneficially owned by Dr. G. Hatsopoulos include 32 shares held by his spouse. Shares beneficially owned by Mr. Pellegrino include 2,082 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of his minor child. Shares beneficially owned by Dr. Tang include 3,878 shares held by Dr. Tang's daughter. As of November 28, 1997, no director or executive officer beneficially owned more than 1% of the common stock outstanding of ThermoLase, other than Mr. Pellegrino, who beneficially owned 1.0% of such common stock; all directors and current executive officers as a group beneficially owned approximately 2.6% of the ThermoLase common stock outstanding as of such date.

(5) Shares of the common stock of Trex Medical beneficially owned by Mr. Collins, Mr. Crisp, Mr. Ferrari, Dr. G. Hatsopoulos, Mr. Howard, Mr. Kirshner, Mr. Pellegrino, Dr. Tang, Mr. Teitel, Mr. Weinstein, Dr. Zervas and all directors and current executive officers as a group include 1,500, 1,500, 1,500, 40,000, 40,000, 150,000, 40,000, 40,000,
        5,000, 300,000, 1,500 and 627,000 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Mr. Ferrari include 1,575 shares held in a trust of which Mr. Ferrari is the trustee. Shares beneficially owned by Mr. Pellegrino include 1,041 shares held in a trust of which Mr. Pellegrino's spouse is the trustee for the benefit of his minor child. As of November 28, 1997, no director or executive officer beneficially owned more than 1% of the outstanding common stock of Trex Medical, other than Mr. Weinstein, who beneficially owned approximately 1.1% of such common stock; all directors and current executive officers as a group beneficially owned 2.8% of such outstanding common stock as of such date.

(6) As of November 28, 1997, no director or executive officer owned more than 1% of the outstanding common stock of Trex Communications; all directors and current executive officers as a group beneficially owned less than 1% of the Trex Communications common stock outstanding of such date.

(7) Thermo Electron beneficially owned 54.7% of the Common Stock as of November 28, 1997. Shares beneficially owned by Thermo Electron include 370,370 shares issuable upon conversion of a 3 1/4% convertible debenture due in 2007. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of November 28, 1997, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(8) As a November 28, 1997, Mr. Kirshner beneficially owned 11,678 redemption rights issued by ThermoLase. Each of these rights, issued in an exchange offering in April 1997, permits the holder to sell one share of ThermoLase common stock back to ThermoLase during the period of April 3, 2001 through April 30, 2001 at a price of $20.25 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1997, except in the following instances. Thermo Electron filed five Forms 4 late, by periods ranging from four days to 43 days, reporting a total of 22 transactions, including 10 open market purchases of shares of Common Stock and 12 transactions associated with the grant and exercise of options to purchase Common Stock granted to employees under its stock option program.

                            EXECUTIVE COMPENSATION


Summary Compensation Table

        The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer, and its four other most highly compensated executive officers as well as one other executive who would have been among the four most highly compensated executive officers except for the fact that he was not serving as an executive officer at fiscal year-end (the "named executive officers") for the last two full fiscal years from September 29, 1996 to September 27, 1997 ("fiscal 1997") and from October 1, 1995 to September 28, 1996 ("fiscal 1996"), for the nine-month period from January 1, 1995 to September 30, 1995 ("fiscal 1995"), reflecting a change in the Corporation's fiscal year-end to the 52- or 53-week period ending on the Saturday nearest September 30, and for the preceding full fiscal year from January 2, 1994 to December 31, 1994 ("fiscal 1994").

         The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                           Summary Compensation Table
--------------------------------------------------------------------------------




                                                                         Long Term
                                                                        Compensation
                                                                        ------------
                                         Annual Compensation (1)   Securities Underlying
           Name and             Fiscal   -----------------------   Options (No. of Shares       All Other
      Principal Position         Year     Salary      Bonus(2)         and Company)(3)       Compensation (4)
--------------------------------------------------------------------------------------------------------------
Gary S. Weinstein (5)            1997    $117,604     $150,000 (2)      30,000  (TLZ)          $163,329 (6)
  President and                  1996     $72,916     $150,000         100,000  (TKN)
  Chief Executive Officer                                              100,000  (TLZ)            $4,736 (7)
                                                                       300,000  (TXM)
--------------------------------------------------------------------------------------------------------------
Anthony J. Pellegrino (8)        1997    $218,750     $150,000 (2)          --                   $5,344
  Former Senior Vice President   1996    $223,750     $150,000          40,000  (TXM)            $5,344
  and Director of Business       1995    $187,500 (1) $200,000              --                   $6,750
  Development                    1994    $250,000     $180,000          22,500  (TMO)            $6,750
--------------------------------------------------------------------------------------------------------------
Hal Kirshner (8)                 1997    $197,500     $200,000 (2)         300  (TMO)            $5,344
  President and Chief            1996    $192,500     $200,000             150  (TMO)            $9,958 (9)
  Executive Officer, Trex                                                2,000  (TBA)
  Medical Corporation                                                    2,000  (TFG)
                                                                         2,000  (TLT)
                                                                         6,000  (TOC)
                                                                         6,000  (TMQ)
                                                                         2,000  (TSR)
                                                                       150,000  (TXM)
                                 1995    $150,000 (1) $200,000              --                   $7,005
                                 1994    $200,000     $180,000          22,500  (TMO)            $6,750
--------------------------------------------------------------------------------------------------------------
Kenneth Y. Tang                  1997    $164,000      $53,000 (2)          --                   $7,125
  Senior Vice President          1996    $156,500      $50,000          40,000  (TXM)            $6,975
                                 1995    $114,000 (1)  $49,000              --                   $6,578
                                 1994    $145,000      $50,000              --                   $6,750
--------------------------------------------------------------------------------------------------------------
David A. Teitel (10)             1997    $115,000      $27,000 (2)      20,000  (TKN)                $0
  Vice President, Finance                                               12,500  (TRCC)
--------------------------------------------------------------------------------------------------------------
Brett A. Spivey (11)             1997    $128,750           $0 (2)       7,500  (TRCC)           $6,954
  Vice President                 1996    $123,750      $42,000          15,000  (TXM)            $7,094
                                 1995     $90,000 (1)  $40,000              --                   $6,968
                                 1994    $116,000      $36,000              --                   $6,701
--------------------------------------------------------------------------------------------------------------

(1) Annual compensation for executive officers is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The Corporation changed its fiscal year-end to September from December in 1995, and as a consequence, the salary data for fiscal 1995 reflects salary paid during the nine-month period from January 1, 1995 to September 30, 1995. Salary data for subsequent fiscal years reflects salary paid during the Corporation's full fiscal year.

(2) The bonus amount represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred. As bonuses have not yet been determined for calendar 1997, the bonus amounts shown for fiscal 1997 are estimates.

(3) In addition to receiving options to purchase Common Stock of the Corporation (designated in the table as TKN) and its subsidiaries, ThermoLase (designated in the table as TLZ), Trex Medical (designated in the table as TXM) and Trex Communications Corporation (designated in the table as TRCC), the named executive officers have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries from time to time by Thermo Electron or such other subsidiaries as part of Thermo Electron's stock option program in their capacities as officers of the Corporation. Options have been granted during the period covered by the table to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ) and Thermo Sentron Inc. (designated in the table as
      TSR). Mr. Weinstein has been granted certain options to purchase common stock of Thermo Electron and certain of its subsidiaries, other than the Corporation and its subsidiaries, from time to time as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation. These options are not reported in the table.

(4) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(5) Mr. Weinstein was appointed the Corporation's chief executive officer effective as of February 26, 1996. He was also appointed a vice president of Thermo Electron effective as of February 26, 1996, and a portion of his annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron since the commencement of his employment for the time he devoted to his responsibilities in that capacity. The annual cash compensation (salary and bonus) reported in the table for Mr. Weinstein represents the amount paid by the Corporation for Mr. Weinstein's services as its chief executive officer. For each of fiscal 1997 and 1996, approximately 50% of Mr. Weinstein's aggregate salary and bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his services as chief executive officer.

(6) In addition to a $5,344 matching contribution referred to in footnote (4), this amount includes $18,533 attributable to an interest-free loan provided to Mr. Weinstein pursuant to the Corporation's Stock Holding Assistance Plan (see "Relationship with Affiliates - Stock Holding Assistance Plan"), the reimbursement by the Corporation of $96,407 in expenses associated with Mr. Weinstein's relocation to Waltham, Massachusetts, and an additional $43,045 paid by the Corporation to Mr. Weinstein as an adjustment to such reimbursement to account for taxes.

(7) Represents the amount attributable during fiscal 1996 to an interest-free loan provided to Mr. Weinstein pursuant to the Corporation's Stock Holding Assistance Plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

(8) Mr. Pellegrino and Mr. Kirshner were first appointed executive officers of the Corporation in November 1992 in connection with the acquisition of LORAD Corporation by the Corporation. Mr. Pellegrino resigned as senior vice president as of March 11, 1997 to assume the non-executive officer position of director of business development. Mr. Pellegrino's salary and bonus for fiscal 1997 reflect compensation received in both capacities during the relevant periods. Mr. Pellegrino also serves as a director of ThermoQuest Corporation, a majority owned subsidiary of Thermo Electron. Options granted to Mr.

      Pellegrino in his capacity as a director of ThermoQuest are not included in the table as they were granted for service in a capacity other than in his capacity as an officer of the Corporation.

(9) In addition to a $5,344 matching contribution referred to in footnote (4), this amount includes $4,614, representing the then market value of 115 shares of Thermo Electron common stock received by Mr. Kirshner in May 1996 at Thermo Electron's Annual Management Conference in recognition of his managerial achievements.

(10) Mr. Teitel was appointed vice president, finance, of the Corporation effective as of September 1996. He did not meet the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules in fiscal 1996.

(11) Mr. Spivey resigned his position as an executive officer of the Corporation effective as of October 31, 1997.

Stock Options Granted During Fiscal 1997

         The following table sets forth information concerning individual grants of stock options by the Corporation and other Thermo Electron companies made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officers in their capacities as executive officers of the Corporation. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

         Mr. Weinstein has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries from time to time as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation. Accordingly, options granted by Thermo Electron companies other than the Corporation and its subsidiaries have not been reported here.


                          Option Grants in Fiscal 1997
--------------------------------------------------------------------------------


                                                                                              Potential Realizable
                                                                                                Value at Assumed
                                                 Percent of                                  Annual Rates of Stock
                                               Total Options                                 Price Appreciation for
                         Number of Securities    Granted to      Exercise                        Option Term (2)
                          Underlying Options    Employees in     Price Per   Expiration         ----------------
        Name                 Granted (1)         Fiscal Year       Share        Date            5%           10%
--------------------------------------------------------------------------------------------------------------------
Gary S. Weinstein            30,000  (TLZ)           7.6% (3)      $13.28     03/04/09        $317,100      $852,000
--------------------------------------------------------------------------------------------------------------------
Anthony J. Pellegrino            --                   --               --           --              --            --
--------------------------------------------------------------------------------------------------------------------
Hal Kirshner                    300  (TMO)          0.02% (3)      $34.20     06/03/00          $1,617        $3,396
--------------------------------------------------------------------------------------------------------------------
Kenneth Y. Tang                  --                   --               --           --              --            --
--------------------------------------------------------------------------------------------------------------------
David A. Teitel              20,000  (TKN)         100.0%          $26.69     09/18/09        $424,800    $1,141,400
                             12,500  (TRCC)         14.7%           $4.00     09/18/07         $31,500       $79,625
--------------------------------------------------------------------------------------------------------------------
Brett A. Spivey               7,500  (TRCC)          8.8%           $4.00     09/18/07          18,870        47,820
--------------------------------------------------------------------------------------------------------------------


(1) As part of Thermo Electron's stock option program, options have been granted during fiscal 1997 to the named executive officers to purchase the common stock of the Corporation (designated in the table as TKN), Thermo Electron (TMO), ThermoLase Corporation (TLZ), Trex Communications Corporation (TRCC) and Trex Medical Corporation (TXM). All of the options granted during the fiscal year are immediately exercisable, except options to purchase the common stock of Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1997 and Fiscal Year-End Values

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options to purchase shares of Thermo Electron companies held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.


                         Aggregated Option Exercises In Fiscal 1997 And Fiscal 1997 Year-End Option Values
--------------------------------------------------------------------------------------------------------------------------
                                                                                   Number of
                                                                                  Unexercised
                                                                                Options at Fiscal           Value of
                                                   Shares                          Year-End               Unexercised
                                                 Acquired on      Value          (Exercisable/            In-the-Money
          Name                Company             Exercise      Realized (1)    Unexercisable) (2)          Options
----------------------------------------------------------------------------------------------------------------------------------
Gary S. Weinstein (3)      ThermoTrex                     --           --          100,000  /0                    $0  /--
                           ThermoLase                     --           --          130,000  /0              $122,850  /--
                           Trex Medical                   --           --          300,000  /0            $1,200,000  /--
----------------------------------------------------------------------------------------------------------------------------------
Anthony J. Pellegrino      ThermoTrex                     --           --          134,500  /0            $2,139,386  /--
                           Thermo Electron                --           --          115,875  /0    (4)     $2,815,588  /--
                           ThermoLase                     --           --           72,000  /0            $1,125,000  /--
                           Trex Medical                   --           --           40,000  /0              $160,000  /--
----------------------------------------------------------------------------------------------------------------------------------
Hal Kirshner               ThermoTrex                     --           --           73,000  /0            $1,102,004  /--
                           Thermo Electron                --           --          116,325  /0    (4)     $2,817,084  /--
                           Thermo BioAnalysis             --           --            2,000  /0               $13,750  /--
                           Thermo Fibergen                --           --            2,000  /0                    $0  /--
                           ThermoLase                     --           --           36,400  /0              $568,750  /--
                           ThermoLyte                     --           --                0  /2,000               --   / $0  (5)
                           Thermo Optek                   --           --            6,000  /0               $40,128  /--
                           ThermoQuest                    --           --            6,000  /0               $36,750  /--
                           Thermo Sentron                 --           --            2,000  /0                  $250  /--
                           Trex Medical                   --           --          150,000  /0              $600,000  /--
----------------------------------------------------------------------------------------------------------------------------------
Kenneth Y. Tang            ThermoTrex                     --           --           63,318  /0            $1,227,236  /--
                           Thermo Electron            13,500     $424,305           10,350  /0              $218,851  /--
                           Thermo Ecotek               3,000      $33,375              --   / --                 --   /--
                           Thermo Fibertek             4,500      $31,500              --   / --                 --   /--
                           ThermoLase                     --           --          304,000  /0            $4,666,000  /--
                           Trex Medical                   --           --           40,000  /0              $160,000  /--
----------------------------------------------------------------------------------------------------------------------------------
David A. Teitel            ThermoTrex                     --           --           30,000  /0                    $0  /--
                           Thermo Electron                --           --           10,000  /0                    $0  /--
                           ThermoLase                     --           --            5,000  /0                    $0  /--
                           Trex Communications            --           --                0  /12,500               --  / $0  (5)
                           Trex Medical                   --           --            5,000  /0                    $0  /--
----------------------------------------------------------------------------------------------------------------------------------
Brett A. Spivey            ThermoTrex                     --           --           46,969  /0              $933,754  /--
                           Thermo Electron             3,750      $95,813            9,128  /0              $266,698  /--
                           Thermedics                  2,250      $23,918              --   / --                 --   /--
                           Thermo Ecotek               1,500      $17,156              --   / --                 --   /--
                           Thermo Fibertek                --           --            4,500  /0               $38,813  /--
                           ThermoLase                     --           --           25,600  /0              $400,000  /--
                           Trex Medical                   --           --            1,500  /0                $6,000  /--
                           Trex Communications            --           --                0  /7,500               --   / $0  (5)
----------------------------------------------------------------------------------------------------------------------------------


(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. As to the options to purchase shares of the common stock of Trex Medical Corporation granted to Mr. Pellegrino and Dr. Tang, the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date. As to the options to purchase shares of the common stock of Trex Medical Corporation granted to Mr. Kirshner, the repurchase rights are deemed to lapse 10% per year on each of the first two anniversaries of the grant date and 20% per year commencing on the seventh anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(3) As an officer of Thermo Electron, Mr. Weinstein also holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

(4) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to each of Mr. Kirshner and Mr. Pellegrino are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(5) No public market existed for the shares as of November 28, 1997. Accordingly, no value in excess of the exercise price has been attributed to these options.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Executive Compensation

         All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

         The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

         External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group.

         Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

         The Committee changed its fiscal year to end on the Saturday nearest September 30 in 1995. Because the compensation practices of the Corporation are guided by the policies of its parent corporation, Thermo Electron, the Committee has continued to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of the board of directors of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.

         The process for determining each of the elements of total compensation for the Corporation's officers is outlined below.

         Base Salary

         Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the Corporation's other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1997 for the named executive officers generally reflect this practice of gradual increases and moderation.

         Cash Bonus

         The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1997 included return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

         The bonuses for named executive officers approved by the Committee with respect to calendar 1997 performance in each instance exceeded the median potential bonus.

         Stock Option Program

         The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

         The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporation, Thermo Electron, and its majority-owned subsidiaries, ThermoLase Corporation, Trex Medical Corporation and Trex Communications Corporation, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

         In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) Awards are reviewed annually in conjunction with the annual review of cash compensation, and additional awards are made periodically as deemed appropriate. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of Thermo Electron and the Corporation, as well as of subsidiaries of Thermo Electron and the Corporation, as part of Thermo Electron's stock option program were determined by the human resources committee of the board of directors of the applicable company using a similar analysis. In addition, certain awards to purchase Thermo Electron stock were made under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron stock.

Stock Ownership Policies

         During fiscal 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other executive officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

         In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. During 1996, Mr. Weinstein, the Corporation's chief executive officer, received a loan in the principal amount of $375,003.85 under this program. As of the date hereof , $300,003.08 of this loan remained outstanding. See Relationship with Affiliates - Stock Holding Assistance Plan.

         The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises for a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

         The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1997 CEO Compensation

         Cash compensation for Mr. Gary S. Weinstein is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Weinstein's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Weinstein is evaluated on his performance related to the Corporation, as well as on his performance of other responsibilities within Thermo Electron, weighted in accordance with the amount of time and effort devoted to each operation or function. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Weinstein's performance as it relates to the Corporation using criteria similar to those used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Weinstein's compensation to be paid by the Corporation.

         In December 1997, the Committee conducted its review of Mr. Weinstein's proposed salary for calendar 1998 and bonus for calendar 1997 performance. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Weinstein's total cash compensation for 1997 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. In determining Mr. Weinstein's cash compensation as reported the Committee considered as part of its subjective evaluation, among other factors, Mr. Weinstein's leadership in continuing the Corporation's spinout strategy with the spinout of Trex Communications Corporation, and the raising of additional equity to fund the growth strategy of the Corporation and its majority-owned subsidiaries.

         Awards to Mr. Weinstein of options to purchase shares of the Corporation's Common Stock are reviewed and determined periodically by the Committee using criteria similar to those used for the other executive officers of the Corporation. No awards to purchase shares of the Corporation's Common Stock were made by the Committee to Mr. Weinstein in fiscal 1997. The stock option awards to Mr. Weinstein in fiscal 1997 with respect to shares of ThermoLase were determined using an analysis similar to that used by the Committee in awarding options to purchase common stock, as described above under "Executive Compensation - Stock Option Program." In addition to stock option awards by the Committee, Mr. Weinstein may receive awards to purchase shares of the common stock of Thermo Electron or its other majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority-owned subsidiary of Thermo Electron. No options to purchase stock were awarded to Mr. Weinstein under this program in fiscal 1997.

                          Mr. Peter O. Crisp (Chairman)
                               Mr. Morton Collins
                             Dr. Nicholas T. Zervas

                         COMPARATIVE PERFORMANCE GRAPH

         The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group.

            Comparison of Total Return Among ThermoTrex Corporation,
             the American Stock Exchange Market Value Index and the
   Dow Jones Total Return Index for the Diversified Technology Industry Group
                  From December 31, 1992 to September 26, 1997





 -------------------------------------------------------------------------------
           12/31/92  12/31/93   12/31/94    09/29/95   09/27/96   09/26/97
 -------------------------------------------------------------------------------
 TKN         100        139        122         308        325        239
 -------------------------------------------------------------------------------
 AMEX        100        120        109         136        143        173
 -------------------------------------------------------------------------------
 DJDTC       100        117        121         158        188        261
 -------------------------------------------------------------------------------

         The total return for the Corporation's Common Stock (TKN), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return for the Diversified Technology Industry Group (DJDTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TKN."

                          RELATIONSHIP WITH AFFILIATES

         Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held majority-owned subsidiaries. The Corporation has created ThermoLase Corporation ("ThermoLase") and Trex Medical Corporation ("Trex Medical") as publicly held, majority-owned subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

         Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

         To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

         The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

Corporate Services Agreement

         As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1% of the Corporation's total revenues for these services in calendar 1996 and 1997. The annual fee will be reduced to 0.8% of the Corporation's total revenues in calendar 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $2,821,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that such fees are representative of the expense the Corporation would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on costs attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

Miscellaneous

         From time to time, the Corporation may transact business with other companies in the Thermo Group. In fiscal 1997, such transactions included the following.

         Trex Medical has an arrangement with the Tecomet division of Thermo Electron for the manufacture of Trex Medical's proprietary HTC grid. Under this arrangement Tecomet manufactures the grid for Trex Medical pursuant to written purchase orders. During fiscal 1997, Trex Medical purchased grids for an aggregate purchase price of $678,000 under this arrangement. Trex Medical owns the intellectual property rights to the grid.

         Under an arrangement with Thermedics Detection Inc., a majority-owned subsidiary of Thermedics Inc., which is a majority-owned subsidiary of Thermo Electron, Trex Medical manufactures an X-ray source that is used as a component in a fill-measuring device produced by Thermedics Detection. Trex Medical manufactures these X-ray sources for Thermedics Detection pursuant to written purchase orders. During fiscal 1997, Thermedics Detection purchased X-ray source units from Trex Medical for an aggregate purchase price of $37,000 under this arrangement.

         In April 1997, the Corporation repaid $2,000,000 borrowed from Thermo Electron the previous September. In addition, the Corporation borrowed $11,000,000 from Thermo Electron in July 1997 to finance an acquisition. Each of these borrowings was made pursuant to a promissory note and bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. At September 27, 1997, the Corporation owed Thermo Electron an aggregate of $11,000,000.

         In November 1997, the Corporation issued $124,500,000 principal amount of its 3 1/4% Convertible Subordinated Debentures due 2007 in a registered public offering. The Debentures are convertible into shares of the Corporation's common stock at an initial conversion price of $27.00 per share. Thermo Electron purchased $10,000,000 principal amount of the Debentures from the underwriters of the offering on the same terms as the Debentures sold by such underwriters to the public.

         As of September 27, 1997, $91,164,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

         Thermo Electron beneficially owned 54.7% of the Corporation's Common Stock on November 28, 1997. Such amount includes 370,370 shares issuable upon conversion of a 3 1/4% convertible debenture due in 2007. Thermo Electron intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These and other purchases may be made either in the open market or directly from the Corporation.

Stock Holding Assistance Plan

         In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During 1996, Mr. Weinstein received a loan in the principal amount of $375,003.85 under this plan to purchase 10,000 shares. The loan to Mr. Weinstein is to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the board of directors of the Corporation. As of the date hereof, $300,003.08 of the loan remained outstanding.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1990. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of three outside directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

         Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                              STOCKHOLDER PROPOSALS

         Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than September 25, 1998.

                             SOLICITATION STATEMENT

         The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


San Diego, California
January 21, 1998

FORM OF PROXY

THERMOTREX CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 5, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints John N. Hatsopoulos, Melissa F. Riordan and Gary S. Weinstein, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of ThermoTrex Corporation, a Delaware corporation (the "Company"), to be held on Thursday, March 5, 1998, at 9:30 a.m. at the Westin Hotel, 70 Third Avenue, Waltham, Massachusetts 02154, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 14, 1998, with all of the powers the undersigned would possess if personally present at such meeting.


(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


       Please mark your
  [X]      votes as in this
       example.


1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).


          FOR       [_]          WITHHELD  [_]


---------------------------------------
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

---------------------------------------

Nominees: Morton Collins, Peter O. Crisp, Paul F. Ferrari, George N. Hatsopoulos, Robert C. Howard, Gary S. Weinstein and Nicholas T. Zervas.

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the nominees set forth herein if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.


SIGNATURE(S)
            ---------------------------------------
DATE
    -----------------
Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.